                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            FLEMING COMPANIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
                            FLEMING COMPANIES, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
        N/A
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        N/A
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):
        N/A
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        N/A
        ------------------------------------------------------------------------
     (1) Set forth the amount on which the filing fee is calculated and state how it was determined.
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        $125.00
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration No.:
        Schedule 14A
        ------------------------------------------------------------------------
     3) Filing Party:
        Fleming Companies, Inc.
        ------------------------------------------------------------------------
     4) Date Filed:
        March 11, 1994
        ------------------------------------------------------------------------

6301 WATERFORD BOULEVARD
P.O. BOX 26647
OKLAHOMA CITY, OKLA. 73126-0647
LOGO
- ------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING

Dear Shareholder:

    You are cordially invited to attend the annual meeting of shareholders of Fleming Companies, Inc. on Wednesday, April 27, 1994, at 10:00 a.m. at the Marriott Hotel, 3233 N.W. Expressway, Oklahoma City. The meeting is being held for the following purposes:

1. To elect one director for a term expiring in 1995 and three directors for terms expiring in 1997.

2. To ratify the appointment of Deloitte & Touche as independent auditors for 1994.

3. To transact other business as may properly come before the meeting or any adjournment.

    The accompanying proxy statement contains complete details on the proposals and other matters. Shareholders of record as of March 1, 1994, are entitled to notice of, and to vote at, the meeting. The company's annual report, including financial statements for the year ended December 25, 1993, is also enclosed.

    We hope you can be with us for this year's meeting. Your participation in the affairs of the company is important, regardless of the number of shares you hold. To ensure your representation at the meeting whether or not you are able to be present, please complete and return the enclosed proxy card as soon as possible.

                                           By Order of the Board of Directors
                                           DAVID R. ALMOND
                                           SENIOR VICE PRESIDENT
                                           GENERAL COUNSEL AND SECRETARY
Oklahoma City, March 14, 1994

LOGO
- ------------------------------------------------------------------------------

PROXY STATEMENT

    This proxy statement, which is being mailed to shareholders on or about March 14, 1994, is furnished in connection with the solicitation of proxies by the board of directors for use at the annual meeting of shareholders on April 27, 1994, including any adjournments.

    The annual meeting is called for the purposes stated in the accompanying notice. All holders of the company's $2.50 par value common stock as of March 1, 1994, are entitled to vote. As of that date, 37,154,432 shares were outstanding. On each matter coming before the meeting, a shareholder is entitled to one vote for each share of stock held as of the record date.

    If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted according to the instructions of the shareholder. If no specific instructions are given, the shares will be voted as recommended by the board of directors.

    A shareholder may revoke his or her proxy any time before it is voted at the meeting. Any shareholder who attends the meeting and wishes to vote in person may revoke his or her proxy then. Otherwise, a shareholder must advise the senior vice president -- general counsel and secretary in writing of revocation of his or her proxy.

    The company will bear the cost of solicitation of proxies. Solicitations will be made primarily by mail, but certain officers or associates of the company may solicit proxies by telephone without additional compensation.

ELECTION OF DIRECTORS

    The company's certificate of incorporation provides that members of the board of directors will be divided into three classes with staggered three-year terms. The certificate requires that at each annual meeting, successors to directors whose terms expire at that meeting will be elected for three-year terms. At its June 1993 meeting, the board of directors increased the number of directors from 10 to 12 and elected Carol B. Hallett and Robert E. Stauth to fill the vacancies created, each for terms expiring at the annual meeting. At its February 1994 meeting, the board of directors decreased the number of directors from 12 to 11 effective with the annual meeting when R.D. Harrison will retire from the board of directors upon expiration of his current term. Four directors' terms will expire in 1995, four in 1996 and three in 1997.

    The board of directors has nominated three persons, including Mrs. Hallett, for election as directors to serve for three-year terms expiring in 1997 and has nominated Mr. Stauth for election as a director to serve for a one-year term expiring in 1995, or until their successors are elected and qualified. All nominees are currently serving as directors and have consented to serve for the new terms. The board of directors unanimously recommends a vote FOR the election of each nominee.

    The persons named on the accompanying proxy card intend to vote in favor of the four nominees listed below. Should any one or more of these nominees become unavailable for election, the proxy will be voted for substitute nominees.

    The election of directors requires a plurality of the votes cast at the meeting. If all nominees are elected, the board will be comprised of 11 members, of which nine are nonmanagement directors and two are officers of the company.

    The office of the corporate secretary tabulates all votes received before the date of the annual meeting. The company appoints two inspectors of election to receive the tabulation, tabulate all other votes and certify the results of all matters voted upon. Neither the corporate law of the State of Oklahoma, the state in which the company is incorporated, nor the company's certificate of incorporation or bylaws has any specific provisions regarding the treatment of abstentions and broker non-votes. It is the company's policy to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting. The company's bylaws provide that the ratification of the appointment of auditors requires approval by the holders of a majority of the stock having voting power present at the meeting. Therefore, an abstention or broker non-vote will have no effect on the outcome of the election of directors and will have the same effect as a vote against the ratification of the appointment of the auditors.

NOMINEE FOR DIRECTOR TERM EXPIRING IN 1995

                    Nominee (age), year first became a director
    [PHOTO]         ROBERT E. STAUTH (49), 1993
                    President  and  chief executive  officer. Effective  with the  annual meeting,  he will become chairman. Mr. Stauth has been associated  with Fleming for a total of 21  years.
                    He  first joined the  company in 1966,  and after leaving  for a few  years to serve in senior management positions at two retail chains,  he rejoined the company in 1977.  In
                    1987,  Mr. Stauth was elected vice president, serving at the Phoenix division. In 1991, he was promoted  to senior  vice president  -- Western Region,  and in  1992 was  named executive  vice president -- division  operations. In April 1993,  Mr. Stauth was named president and chief operating officer. He was elected to the board the following  June.
                    In  October of the  same year, Mr. Stauth  became the chief executive  officer. He is a director of the Independent  Grocers' Alliance and  of the National-American  Wholesale
                    Grocers  Association. Mr. Stauth also serves on the ECR committee of the Food Marketing
                    Institute.


NOMINEES FOR DIRECTOR TERMS EXPIRING IN 1997
    [PHOTO]         R. RANDOLPH DEVENING (52), 1980
                    Vice chairman  and chief  financial  officer. Mr.  Devening  has been  associated  with
                    Fleming  for a total of 12 years. He first joined the company in 1979 and was elected a director the  following year.  Mr.  Devening left  Fleming in  1987  to serve  as  vice president and chief financial officer of Genentech, Inc. He returned to Fleming in 1989 as  executive  vice  president and  chief  financial  officer. He  assumed  his current position in 1993. He is also a director of Arkwright Mutual Insurance Co. and The  Fred
                    Jones Companies.
    [PHOTO]         CAROL B. HALLETT (56), 1993
                    Senior  government relations advisor  with Collier, Shannon,  Rill & Scott, Washington,
                    D.C., and Associate of Clark Company, Paso  Robles, CA. Prior to joining Clark  Company and  Collier,  Shannon,  Rill  &  Scott  in  February  1993,  Mrs.  Hallett  served  as
                    Commissioner of United  States Customs from  November 1989 through  January 1993.  Mrs.
                    Hallett  served briefly as a senior consultant  to The Carmen Group in Washington, D.C.
                    after her  service as  the U.S.  Ambassador to  The Commonwealth  of the  Bahamas  from
                    September  1986 to  May 1989. Mrs.  Hallett also  served three terms  in the California legislature and as minority leader in the State Assembly. Mrs. Hallett is a director of
                    Litton Industries, Inc.,  Radix Group  International, and the  American Association  of
                    Exporters  and Importers. She is a trustee for  the Junior Statesmen of America and the
                    United States Naval Institute. Mrs. Hallett  also serves on the President's Cabinet  of
                    California  Polytechnic State University, San Luis  Obispo, CA and the Defense Advisory
                    Committee on Women in the Services for the Department of Defense.
                    Member of the audit and finance committee and nominating committee.
    [PHOTO]         LAWRENCE M. JONES (62), 1972
                    Retired chairman of  the board of  directors and chief  executive officer, The  Coleman
                    Co., Inc. (manufacturer of outdoor recreational products and associated equipment). Mr.
                    Jones  served for  18 months  as Fleming's  vice chairman  and chief  financial officer before rejoining Coleman  in 1989. Mr.  Jones continues to  serve on the  board of  The
                    Coleman Co., Inc. and is a director of Fourth Financial Corp. and Union Pacific Corp.
                    Member of the audit and finance committee and nominating committee.


DIRECTORS WHOSE TERMS EXPIRE IN 1995
    [PHOTO]         ARCHIE R. DYKES (63), 1981
                    Chairman  and chief executive officer of Capital City Holdings, Inc. (a venture capital organization). Mr.  Dykes  also  serves  as chairman  of  Education  Corp.  of  America
                    (educational  management company). He is a  director of Whitman Corp., Bradford Capital
                    Partners and Pet Inc. A former chancellor  of the University of Kansas, Mr. Dykes  also serves  as a trustee of the Kansas  University Endowment Association and of the William
                    Allen White Foundation.
                    Chairman of the audit and finance committee and member of the nominating committee.
    [PHOTO]         JOHN A. McMILLAN (62), 1992
                    Co-chairman of the board of Nordstrom,  Inc. (specialty store chain). Mr. McMillan  has been  associated with Nordstrom for 35 years, and  has served as a member of the office of chief executive officer since 1971. He  was named co-chairman of the board in  1991.
                    He is a member of the board of trustees of Seattle University and serves on the Seattle
                    Center Advisory Committee.
                    Member of the compensation and organization committee and the nominating committee.
    [PHOTO]         GUY A. OSBORN (58), 1992
                    Chairman and chief executive officer of Universal Foods Corp. He joined that company in
                    1971,  became president in 1984 and chairman in  1990. He serves on the boards of First
                    Star Corp. (a bank holding company), First  Star Bank of Milwaukee, Wisconsin Gas  Co.,
                    WICOR,  Inc.  (a  utility  holding  company),  Milwaukee  Metropolitan  Association  of
                    Commerce, Boys and  Girls Club of  Greater Milwaukee, Greater  Milwaukee Committee  and
                    Alverno College.
                    Member of the audit and finance committee and the nominating committee.


DIRECTORS WHOSE TERMS EXPIRE IN 1996
    [PHOTO]         JAMES G. HARLOW, JR. (59), 1977
                    Chairman,  president and  chief executive  officer of Oklahoma  Gas &  Electric Co. Mr.
                    Harlow has been associated with this electric utility company since 1961 and has served as chairman since 1982. Mr. Harlow is a director of Massachusetts Mutual Life Insurance
                    Co. and was chairman of Edison Electric Institute in 1991. He is chairman of the  board of  trustees of the University of Oklahoma Foundation and is a trustee of Oklahoma City
                    University.
                    Chairman of the compensation  and organization committee and  member of the  nominating committee.
    [PHOTO]         EDWARD C. JOULLIAN III (64), 1984
                    Chairman  and chief  executive officer  of Mustang  Fuel Corp.  (energy development and services) since 1976. Mr. Joullian is a director of The LTV Corp. and American Fidelity
                    Co. He is  also chairman  of the  World Scout  Foundation, vice  president of  Joullian
                    Vineyards, Ltd. and trustee of the Colonial Williamsburg Foundation.
                    Member of the compensation and organization committee and the nominating committee.
    [PHOTO]         HOWARD H. LEACH (63), 1974
                    President  of Leach McMicking & Co. (private investment banking firm) and Leach Capital
                    Corporation; chairman of  Hunter Fan  Company (manufacturer  of ceiling  fans) and  two
                    California  agri-business corporations. He is a  director of Frye Copysystems, Inc. and
                    Mammoth Micro  Productions, Inc.  and  is chairman  of the  Board  of Regents  for  the
                    University of California.
                    Chairman  of the nominating  committee and member of  the compensation and organization committee.
    [PHOTO]         DEAN WERRIES (64), 1979
                    Chairman of the board of directors. Mr. Werries has been associated with Fleming for 39 years. He was  named president  and chief operating  officer in  1981, chief  executive officer in 1988 and chairman of the board in 1989. Mr. Werries retired as president and chief  executive officer in 1993 and will  retire as chairman effective with the annual meeting. Mr. Werries is past chairman and  a director of the Food Marketing  Institute.
                    He  is a  director of  the National-American  Wholesale Grocers'  Association and Sonic
                    Industries, Inc. He is a trustee of the Food Industry Crusade Against Hunger, a  member
                    of   the  board  of  advisors  of  the  University  of  Oklahoma  College  of  Business
                    Administration and a member of the board of governors of Oklahoma Christian  University of Science and Arts.

THE BOARD OF DIRECTORS

    MEETINGS OF DIRECTORS. During the past year, the board of directors had six regular and four special meetings. Each director attended 75% or more of the meetings of the board and of committees of which he or she was a member except for Mr. Jones and Mr. McMillan. Mr. Jones attended seven of the ten board meetings and was unable to attend the October meeting of the audit and finance committee. Mr. McMillan attended six of the ten board meetings and was unable to attend the February meeting of the audit and finance committee.

    COMPENSATION OF DIRECTORS. The company pays an annual retainer of $20,000 to nonmanagement directors, plus a fee of $1,000 for each board and committee meeting attended and an additional $250 for each committee meeting chaired, which amounts may be deferred until retirement. Directors are not compensated for participation in telephone meetings of the board of directors or of its committees. In 1992, the company established the Directors' Stock Equivalent Plan under which nonmanagement members of the board may be awarded stock equivalent units within certain limits set forth in the plan. These units represent the right to receive cash equal to the value of shares of common stock when the director ceases to serve, according to the terms of the grant. Upon payment of the stock equivalent units, the company will also pay cash to the participant in an amount equal to dividends or distributions which he or she would have received if the stock equivalent units had been awarded as shares of common stock rather than stock equivalent units. In February 1993, each nonmanagement director was awarded 413 stock equivalent units having a value at that time of $32.50 per unit.

    Effective at the annual meeting, Dean Werries, chairman of the board, will retire. The compensation and organization committee of the board of directors has approved a consulting agreement with Mr. Werries pursuant to which he will receive $200,000 per year for a three-year period commencing with his retirement, plus reimbursement of reasonable business, travel and other expenses in consideration of his agreeing to provide advisory and consulting services to the company. In addition, Mr. Werries will receive retirement benefits pursuant to the company's defined benefit plan (the "Pension Plan") and Supplemental Retirement Plan (the "SRP"). See "Pension Plan."

COMMITTEES OF THE BOARD

    The board of directors has three standing committees. The principal responsibilities of each are as follows.

    AUDIT AND FINANCE COMMITTEE. The committee focuses primarily on ethical and regulatory matters and on the effectiveness of the company's accounting policies and practices, financial reporting and internal controls, and the internal audit function. The committee oversees company policies and programs with respect to ethical standards and regulatory compliance. It annually reviews the selection of independent auditors and, after consultation with management, recommends the appointment of independent auditors for board approval and shareholder ratification. It reviews and discusses the scope of the annual audit with management and the independent auditors and may request additional review and audit procedures. The committee reviews and discusses the annual report of the auditors and the auditors' observations and suggestions regarding accounting and control policies, procedures and organization, and their adequacy. The committee makes recommendations, as appropriate, to management based on the auditors' suggestions. The committee reports its findings to the board at least annually. The committee met three times during 1993.

    COMPENSATION AND ORGANIZATION COMMITTEE. The committee oversees the company's compensation and benefit policies and programs. The committee reviews the objectives, structure, cost and administration of major compensation and benefit policies and programs. It annually reviews officers' salaries, stock options, and other management incentives, and administers the company's stock option and management incentive plans. The stated policy of the committee is to motivate the company's executive officers and other associates to enhance the company's financial performance by focusing on specific business objectives. It also makes recommendations regarding the selection of the chief executive officer. The committee met four times during 1993.

    NOMINATING COMMITTEE. The committee develops and recommends to the board guidelines and criteria for selecting persons to serve as directors. It recommends nominees for election at the annual meeting and candidates to fill board vacancies. The committee considers and makes recommendations regarding the composition of the board. The committee met once during 1993.

    The committee will consider nominees recommended by shareholders if such nomination is made pursuant to timely notice in writing in strict accordance with the company's bylaws. A shareholder desiring to make a nomination should contact the senior vice president -- general counsel and secretary to obtain a copy of the bylaws.

SECURITY OWNERSHIP OF MANAGEMENT

    The total number of shares of common stock beneficially owned as of March 1, 1994 by each of the present directors, nominees, both persons who served as chief executive officer in 1993 and each of the other four most highly compensated executive officers, and all of the directors and executive officers as a group, are as follows:

                                                     AMOUNT AND NATURE
                                                       BENEFICIALLY
NAME OF BENEFICIAL OWNER                                 OWNED(1)
- --------------------------------------------------  -------------------
Dean Werries......................................         137,292(2)
Robert E. Stauth..................................          47,667(3)
R. Randolph Devening..............................          44,278(4)
Archie R. Dykes...................................           1,906(5)
Carol B. Hallett..................................             395
James G. Harlow, Jr...............................           1,794(6)
R. D. Harrison....................................          32,630(7)
Lawrence M. Jones.................................           4,470
Edward C. Joullian III............................           3,000(8)
Howard H. Leach...................................           2,200
John A. McMillan..................................           3,000
Guy A. Osborn.....................................           1,000
James E. Stuard...................................          47,336(9)
Glenn E. Mealman..................................          38,928(10)
Robert F. Harris..................................          18,396(11)
All directors and executive officers as a group
 (24).............................................         564,805(12)

- ------------------------
(1) Unless otherwise indicated, all shares are owned directly by the named person and he or she has sole voting and investment power with respect to such shares. The shares represent less than 1% for each person listed, and approximately 1.52% for all directors and executive officers as a group, of the total shares outstanding.
(2) Consists of 43,258 shares owned directly by Mr. Werries, and 19,372 shares owned by a partnership in which Mr. Werries is the general partner, for all of which he has sole voting and investment power, 61,000 shares under options presently exercisable, and 13,662 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power.
(3) Consists of 6,607 shares owned directly by Mr. Stauth for which he has sole voting and investment power, 11,200 shares under options presently exercisable and 29,860 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power.
(4) Consists of 7,762 shares owned directly by Mr. Devening for which he has sole voting and investment power, 20,750 shares under options presently exercisable, and 15,766 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power.

(5) Consists of 1,349 shares owned directly by Mr. Dykes for which he has sole voting and investment power, and 557 shares owned jointly by Mr. Dykes and his wife with whom he shares voting and investment power.
(6) Consists of 1,466 shares owned directly by Mr. Harlow for which he has sole voting and investment power, and 328 shares owned jointly with his wife with whom he shares voting and investment power.
(7) Consists of 25,450 shares owned directly by Mr. Harrison and 200 shares owned by a partnership in which Mr. Harrison is the managing partner, for all of which he has sole voting and investment power, 900 shares owned by his wife and 6,080 shares held of record by his adult children, for all of which he shares voting and investment power.
(8) Owned by a limited partnership in which Mr. Joullian is a general partner and for which he shares voting and investment power with the remaining general partners.
(9) Consists of 6,203 shares owned directly by Mr. Stuard for which he has sole voting and investment power, 23,150 shares under options presently exercisable, 7,000 shares owned jointly by Mr. Stuard and his wife with whom he shares voting and investment power, and 10,983 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power.
(10) Consists of 5,068 shares owned directly by Mr. Mealman for which he has sole voting and investment power, 19,250 shares under options presently exercisable, 4,202 shares owned jointly by Mr. Mealman and his wife with whom he shares voting and investment power, and 10,408 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power.
(11) Consists of 2,107 shares owned directly by Mr. Harris for which he has sole voting and investment power, 10,125 shares under options presently exercisable, 208 shares owned jointly by Mr. Harris and his wife with whom he shares voting and investment power, and 5,956 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which he has sole voting power.
(12) Includes 128,245 shares for which directors and executive officers have sole voting and investment power, 68,143 shares for which they share voting and investment power with others, 222,350 shares under options presently exercisable, and 146,067 shares awarded under the 1990 Stock Incentive Plan, subject to forfeiture, for which they have sole voting power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth the name and address of each known shareholder of the company who beneficially owns more than 5% of the company's common stock, the number of shares beneficially owned by each, and the percentage of outstanding stock so owned according to information made available to the company as of March 1, 1994.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL     PERCENT OF
NAME AND ADDRESS                                       OWNERSHIP          CLASS
- -------------------------------------------------  ------------------  -----------
INVESCO MIM PLC
11 Devonshire Square
London EC2M 4YR
England..........................................       3,485,790(1)        9.44%
Sanford C. Bernstein & Co., Inc.
767 Fifth Avenue
New York, New York 10153.........................       3,034,331(2)        8.21%

- ------------------------
(1)  INVESCO MIM PLC shares the power to vote and dispose of all shares.
(2) Sanford C. Bernstein & Co., Inc. has sole power to vote 1,799,566 shares and to dispose of all shares.

SUMMARY COMPENSATION TABLE

    The following summary compensation table sets forth the compensation information for both persons who served as chief executive officer in 1993 and the four other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended December 25, 1993, December 26, 1992 and December 28, 1991.

                                                                               LONG TERM COMPENSATION
                                                                                       AWARDS
                                           ANNUAL COMPENSATION                 ----------------------
                             ------------------------------------------------  RESTRICTED
                                                                OTHER ANNUAL     STOCK                   ALL OTHER
    NAME AND PRINCIPAL                                          COMPENSATION    AWARD(S)    OPTIONS    COMPENSATION
         POSITION              YEAR     SALARY($)    BONUS($)      ($)(1)      ($)(2) (3)    (#)(3)       ($)(4)
- ---------------------------  ---------  ----------  ----------  -------------  ----------  ----------  -------------
Dean Werries(5)                   1993    583,682          --        1,002            --          --          --
Chairman                          1992    550,336      78,837        1,002            --          --          --
                                  1991    538,462     220,411           --            --          --          --
Robert E. Stauth                  1993    325,186   -- 73,343          174            --          --          --
President and Chief               1992    211,320      76,300          174            --          --          --
Executive Officer                 1991    164,826                       --       277,494          --          --
R. Randolph Devening              1993    305,290          --          174            --          --          --
Vice Chairman and Chief           1992    302,577      81,668          174            --          --          --
Financial Officer                 1991    291,154     150,636           --            --          --          --
James E. Stuard                   1993    242,368      38,421          570            --          --      50,000(6)
Executive Vice President-         1992    237,799      68,023          570            --          --          --
Southern Region                   1991    229,808      81,816           --            --          --          --
Glenn E. Mealman                  1993    226,745      54,489          570            --          --          --
Executive Vice President-         1992    222,535      37,101          570            --          --          --
Mid-America Region                1991    212,181      73,120           --            --          --          --
Robert F. Harris(7)               1993    208,188      74,679           --            --          --          --
Senior Vice President-Mid-        1992    201,726      46,494           --            --          --          --
South Region                      1991    194,509      75,517           --       282,015          --          --

- ------------------------------
(1) The company provides term life insurance to all associates generally, and there is no imputed income to the associate with respect to the first $50,000 of coverage except for highly compensated associates. Accordingly, the company is required to impute income to the named individuals with respect to the first $50,000 of coverage and reimburses them for its tax effect. The amounts shown in this column reflect such tax reimbursement amounts. In accordance with the position of the staff of the Securities and Exchange Commission which permits a phase-in of the information required by this column, the data shown in this column is only for the 1992 and 1993 fiscal years.
(2) The restricted stock awards reported in this column were made pursuant to the company's 1990 Stock Incentive Plan. Awards were made to Mr. Werries, Mr. Devening, Mr. Stuard and Mr. Mealman in 1990 (the "Phase I Awards"). On February 19, 1991, Mr. Stauth was awarded 8,102 shares, and Mr. Harris was awarded 8,234 shares; the market price on the date of grant was $34.25 (the "Phase II Awards"). The Phase I Awards vest over a five-year period (the "Phase I Performance Cycle" which covers fiscal years 1990 through 1994) in the event the net earnings of the company shall have increased on a cumulative basis by a specified amount from the fiscal year ended December 30, 1989, and the company shall have achieved specified increases in the net profit margin (net earnings as a percent of sales). The Phase II Awards vest over a four-year period (the "Phase II Performance Cycle" which covers fiscal years 1991 through 1994) on the same basis as the

     Phase  I Awards. In the  event both goals are  attained during each year of the Phase I Performance  Cycle  and the  Phase  II Performance  Cycle,  the
     holder  of the  restricted shares  may earn between  25%  and  50%  of  the restricted stock awarded  to him until he has attained  100%  of the award.
     Unearned  restricted stock  will be forfeited at the end of the  applicable
     Performance  Cycle.  Dividends  are payable  on  the  shares of  restricted stock if and  to the extent paid  on the company's common  stock generally.
     As  of  the  last  day of  fiscal  1993,  there  were  held  in escrow  for
     Mr.  Werries 13,662 restricted shares with  a value of $329,596, Mr. Stauth
     5,860 restricted  shares  with a  value  of $141,373,  Mr.  Devening  7,766 restricted  shares with  a value of  $187,355, Mr.  Stuard 6,183 restricted shares with a value of $149,165, Mr. Mealman 5,608 restricted shares with a value of $135,293, and Mr. Harris  5,956 restricted shares with a value  of
     $143,689.
(3)  Awards  of restricted stock  under the company's  1990 Stock Incentive Plan and grants of  stock options under  the company's stock  option plans  were made  after fiscal  1993 and will  be disclosed as  compensation for fiscal
     1994 in the company's proxy statement for the annual meeting to be held  in
     1995.
(4)  In accordance with the position of the staff of the Securities and Exchange
     Commission  which permits  a phase-in of  the information  required by this column, the data shown in this column is only for the 1992 and 1993  fiscal years.
(5)  Retired  as  chief executive  officer in  October 1993  and will  retire as chairman effective with the annual meeting.
(6)  Represents payment  under  a  consulting  agreement.  See  "Termination  of
     Employment and Change in Control Arrangements -- Other Arrangements."
(7)  Retired as senior vice president-Mid-South Region in January 1994.

REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE OFFICERS

    The policy of the compensation and organization committee (the "Committee"), implemented through the compensation programs described below, is to motivate executive officers and other associates to enhance the company's financial performance by focusing attention on specific business objectives emphasizing teamwork among associates and to reward such executive officers and other associates based on corporate and individual performance. No executive officer's compensation for 1993 exceeded the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, as amended, and the same result is anticipated for 1994. The Committee has not yet established a policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m), and intends to study the implications of
Section 162(m) on the company's compensation plans.

    Compensation for the company's executive officers is generally comprised of base salary, bonus and awards of stock options or restricted stock. Decisions with respect to compensation, except for that of the chief executive officer (the "CEO"), are made by the Committee, composed of five nonmanagement directors, upon the recommendation of the CEO. The Committee separately determines the CEO's compensation. The Committee's decisions are submitted to the full board of directors for its information and review only. Earnings of the company and the market value of its stock are considered subjectively by the members of the Committee in setting the CEO's and other executive officers' base salaries. Also, some bonus awards are based in part on earnings performance. Directors who are also executive officers of the company participate in the board's review of the Committee's decisions regarding their respective compensation. Decisions about awards under certain of the company's stock-based compensation plans are made solely by the Committee in order for awards to comply with Securities and Exchange Commission Rule 16b-3.

    SALARY. In determining salary for fiscal 1993, the Committee relied on the company's salary administration program, the objectives of which are to attract, retain and motivate productive executive officers and other management associates. For each job classification, the program requires a written job description, an evaluation of the job with assigned points based on the nature of the job, its functions and the level of the position, and an assigned salary range based on the total point value. Annual salaries are adjusted based on individual performance. In addition, each member of the Committee reviews the earnings of the company and the market value of the company's common stock for the previous fiscal year-end, and, based on these factors, the Committee makes a subjective determination of the nature and extent of salary adjustments. The Committee generally sets salaries in the high end of the assigned salary range. In order to measure competitiveness, the Committee also considers salary surveys comparing company jobs with similar jobs held by employees of companies included in the company's peer group. See "Company Performance."

    BONUSES. Bonus awards are determined, within the Committee's discretion, with reference to company and individual performance measured against criteria established under the Fleming Companies, Inc. Incentive Compensation Program ("FICP"). The Committee establishes the company criteria annually in February, which criteria may be adjusted based on internal and external business factors. Pursuant to the FICP, the Committee assigns a weight to each criterion, which, in conjunction with targets for each criterion, guides the Committee's determination of performance units earned by each executive officer. When the executive officer's performance units equal a predetermined number, he becomes eligible to receive a bonus. Bonuses under the FICP for 1993 for the six senior corporate staff executive officers (collectively, the "Top Management Group") are based entirely on the following corporate targeted goals: earnings per share, sales, net earnings as a percent of net sales and return on capital (collectively, the "Corporate Objectives"). Bonuses under the FICP for 1993 for the eight executive officers responsible for regional and division operations and for corporate staff operations such as legal and accounting (collectively, the "Other Executive Officers") are based fifty percent on the attainment by the company of targeted goals based on sales and earnings of the company's core business operations (the "Other Objectives"). The remaining fifty percent is tied to the attainment of specified key business objectives (the "Key Business Objectives") which are unique to each of the Other Executive Officers and are designed to reflect specifically expected achievements within the region or division or by the corporate sub unit for which each Other Executive Officer has primary responsibility.

    Since the company failed to meet the Corporate Objectives in 1993, none of the members of the Top Management Group received the threshold number of units required to be eligible for a bonus payment for 1993. However, all of the Other Executive Officers received enough units in connection with their Key Business Objectives which, when added to the units received for the Other Objectives, made them eligible to receive bonuses for 1993.

    RESTRICTED STOCK AND STOCK OPTIONS. As described in footnote two to the Summary Compensation Table above, pursuant to the 1990 Stock Incentive Plan, the Committee can award restricted stock to executive officers and other key management associates which vests upon the attainment of targeted profit and/or performance criteria. The Committee believes that restricted stock awards build stock ownership and provide a long-term focus since the stock is restricted from being sold, transferred, or assigned until vested, and is forfeitable. No awards were granted in fiscal 1993. No previously granted awards vested in fiscal 1993 because the targeted profit and performance criteria were not attained during the year.

    Pursuant to the company's 1985 and 1990 Stock Option Plans, at year-end there were 1,479,489 options available for grant to executive officers and other key management associates. No options were granted in fiscal 1993.

CHIEF EXECUTIVE OFFICER

    Mr. Stauth became CEO in October 1993, and his salary as CEO was determined by the Committee in accordance with the policies set forth above for all executive officers. Based on his individual performance as executive vice president -- division operations, the position he held prior to his promotions, he received an annual salary increase of $15,000 in February 1993. In March 1993, he received an additional annual salary increase of $65,000 to reflect his promotion to president of the company. Commensurate with his increased duties and responsibilities as CEO, Mr. Stauth received an additional annual salary increase of $100,000 when he became CEO in October 1993. Since the company failed to meet the Corporate Objectives, Mr. Stauth did not receive a bonus for 1993. In February 1994, he was elected chairman effective with the annual meeting.

    Mr. Werries served as CEO until his retirement from the position in October 1993. His salary as CEO was determined by the Committee in accordance with the policies set forth above for all executive officers. Although he did not receive a bonus for 1993, Mr. Werries did receive a nine percent increase in his salary for 1993. Mr. Werries had not received a salary increase since 1991, and the Committee determined that such an increase was appropriate. Mr. Werries will retire as chairman at the annual meeting. In connection with his retirement, he entered into a consulting agreement with the company. See "The Board of Directors -- Compensation of Directors." The Committee approved the payments under the consulting agreement in recognition of Mr. Werries' 39 years of service to the company, his continued representation of the company at industry functions, and his availability to Mr. Stauth, the current CEO, for advice and counsel.

James G. Harlow, Jr., Chairman              Howard H. Leach
R. D. Harrison                              John A. McMillan
Edward C. Joullian III

COMPANY PERFORMANCE

    The following graph shows a five-year comparison of cumulative total returns for the company, the S&P 500 composite index and an index of peer companies selected by the company with the investment weighted based on market capitalization at the beginning of each year.

                                1988  1989  1990  1991  1992  1993
                                ----  ----  ----  ----  ----  ----
Fleming Companies, Inc.         100    89   107   108   102    84
S&P 500                         100   132   128   166   179   197
Peer Index                      100   109   101   112   122   135

    The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each year for the company, the peer group and the S&P 500 composite is based on the stock price or composite index at the end of calendar 1988.

    Companies in the peer group are as follows: Fleming Companies, Inc., SUPERVALU, Inc., Nash Finch Co., Super Food Services, Inc., Richfood Holdings, Inc., and Super Rite Corp. Due to unavailable data, performance for Super Rite Corp. in the peer index has been excluded for the years 1989 through 1991.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The company's compensation and organization committee consists of James G. Harlow, Jr., chairman, and R. D. Harrison, Edward C. Joullian III, Howard H. Leach and John A. McMillan, members.

    Mr. Harrison served the company as president and chief executive officer from 1966 to 1981, chairman and chief executive officer from 1981 to 1988, and as chairman at his time of retirement in 1989.

STOCK OPTION INFORMATION

    The following table sets forth information concerning each exercise of stock options by the named executive officer during the fiscal year ended December 25, 1993 with information regarding the value as of the fiscal year-end of any unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                               NUMBER OF
                                                                               SECURITIES      VALUE OF
                                                                               UNDERLYING     UNEXERCISED
                                                                              UNEXERCISED    IN-THE-MONEY
                                                                               OPTIONS AT     OPTIONS AT
                                               SHARES                          FY-END (#)    FY-END ($)(1)
                                              ACQUIRED                       --------------  -------------
                                            ON EXERCISE     VALUE REALIZED    EXERCISABLE/   EXERCISABLE/
                  NAME                          (#)              ($)         UNEXERCISABLE   UNEXERCISABLE
- -----------------------------------------  --------------  ----------------  --------------  -------------
Dean Werries.............................        --               --          61,000/5,000        --
Robert E. Stauth.........................        --               --          11,200/2,000        --
R. Randolph Devening.....................        --               --          20,750/2,750        --
James E. Stuard..........................        --               --          25,650/2,250        --
Glenn E. Mealman.........................        --               --          20,750/2,250        --
Robert F. Harris.........................        --               --          10,125/1,875        --

- ------------------------
(1) The values shown in this column are based on a market price of the company's common stock at 1993 fiscal year-end of $24.125 per share. None of the options held at the end of the fiscal year was in-the-money.

PENSION PLAN

    The following table illustrates estimated annual benefits payable under the company's Pension Plan to the named executive officers upon retirement, assuming retirement at age 65, including amounts attributable to the company's SRP which provides benefits that would otherwise be denied participants due to certain limitations on qualified benefit plans in the Internal Revenue Code of 1986, as amended (the "Code"):

                                      PENSION PLAN TABLE
- -----------------------------------------------------------------------------------------------
                                                 YEARS OF SERVICE
                    ---------------------------------------------------------------------------
REMUNERATION           10         15         20         25         30         35         40
- -----------------------------------------------------------------------------------------------
  $250,000........  $ 125,000  $ 137,500  $ 150,000  $ 162,500  $ 175,000  $ 187,500  $ 200,000
   300,000........    150,000    165,000    180,000    195,000    210,000    225,000    240,000
   350,000........    175,000    192,500    210,000    227,500    245,000    262,500    280,000
   400,000........    200,000    220,000    240,000    260,000    280,000    300,000    320,000
   450,000........    225,000    247,500    270,000    292,500    315,000    337,500    360,000
   500,000........    250,000    275,000    300,000    325,000    350,000    375,000    400,000
   550,000........    275,000    302,500    330,000    357,500    385,000    412,500    440,000
   600,000........    300,000    330,000    360,000    390,000    420,000    450,000    480,000
   650,000........    325,000    357,500    390,000    422,500    455,000    487,500    520,000
   700,000........    350,000    385,000    420,000    455,000    490,000    525,000    560,000
   750,000........    375,000    412,500    450,000    487,500    525,000    562,500    600,000
   800,000........    400,000    440,000    480,000    520,000    560,000    600,000    640,000
   850,000........    425,000    467,500    510,000    552,500    595,000    637,500    680,000

    The estimated number of years of credited service for each of the named executive officers is as follows: Mr. Werries, 39; Mr. Stauth, 17; Mr. Devening, 12; Mr. Stuard, 29; Mr. Mealman, 36; and Mr. Harris, 11.

    Benefit amounts payable under the Pension Plan are (i) payable on a straight life basis computed as a percentage of final average compensation (consisting of salaries, wages, commissions and bonuses) for the five calendar plan years during the last ten years of the associate's career for which such average is the highest, (ii) subject to offset for Social Security and (iii) limited by the Employee Retirement Income Security Act of 1974, as amended, and by the Code. There is also an additional dollar limitation on benefits which an associate may earn under all of the company's qualified pension plans.

    The SRP is a defined benefit supplementary plan which provides retirement benefits for each of the named executive officers, with the exception of Mr. Harris. Benefit amounts payable under the SRP are intended to provide a minimum base retirement benefit and are therefore offset by amounts payable from other retirement plans, including the Pension Plan and Social Security payments. The SRP benefit is based upon a percentage of the participant's total highest annual compensation paid during the last three years of employment. The percentage ranges from 50% to 80%. Retirement payments commence upon retirement after age 65 (or with the consent of the company, after age 55) or upon termination of an eligible associate within two years after a change of control of the company. See "Termination of Employment and Change in Control Arrangements -- SRP and Trust Agreement."

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

    SEVERANCE AGREEMENTS. The company has entered into severance agreements with Messrs. Werries, Stauth, Devening, Stuard, Mealman and Harris. The severance agreements provide for severance pay should a change in control of the company occur (as defined in the agreements). Under the severance agreements, an associate's employment must be terminated involuntarily, without cause, whether actual or "constructive" (demotion, relocation, loss of benefits or other changes in an associate's terms of employment short of actual termination), following a change in control for severance pay to be available. Under the severance agreements, severance pay equals two years' salary based on the associate's rate of compensation at the time of change in control. Assuming a change of control on December 25, 1993, and termination of employment of Messrs. Werries, Stauth, Devening, Stuard, Mealman and Harris, the company would be required under the severance agreements to pay $1,200,000, $840,000, $630,000, $488,600, $456,200 and $411,200, respectively.

    SRP AND TRUST AGREEMENT. The SRP provides for retirement benefits to be paid to each of the named executive officers except Mr. Harris, who is not covered by the plan, in the event his employment is terminated within two years after a change in control of the company. Assuming a change of control on December 25, 1993 and the termination of employment of the following persons within two years after that, the company would be required under the SRP to pay the following amounts annually for life to the following named executives: Mr. Werries, $459,907, Mr. Stauth, $162,083, Mr. Devening, $184,531, Mr. Stuard,
$115,082, and Mr. Mealman, $91,174.

    The company has entered into a Supplemental Income Trust (the "Trust"). The company will use the Trust to set aside funds necessary to satisfy the company's obligations to associates with respect to the SRP and the severance agreements, including obligations arising following a change in control of the company. The Trust assets relating to company contributions are always subject to the claims of general creditors of the company. No associate with any right to or interest in any benefit or future payments under the Trust will have any right to or security interest in any specific asset of the Trust or any right to assign any benefits or rights which he or she may expect to receive from the Trust.

    OTHER ARRANGEMENTS. Pursuant to the provisions of the company's 1990 Stock Incentive Plan, in the event of a "change of control" of the company, the compensation and organization committee, in its sole discretion, may accelerate the vesting and payment of any award or may determine that a payment instead of an award may be made. Under Phase III of this plan, adopted in February 1994, a participant is entitled to receive a cash payment equal to his annual base salary if the event occurs in the first year of the performance cycle, two-thirds of his annual base salary if the event occurs in the second year of the performance cycle and one-third of his annual base salary if the event occurs in the third year of the performance cycle. Pursuant to the provisions of the company's 1990 Stock Option Plan, in the event of a "change of control" of the company, all options outstanding under the plan, with and without SARs, will become automatically fully vested and immediately exercisable with such acceleration to occur without requirement of any further act by the company or any plan participant. All of the named executive officers participate in the above-described plans.

    Mr. Stuard has entered into an agreement with the company pursuant to which he will act as a consultant to the company after his retirement. Under the agreement, in recognition of his valuable service to the company, he received a $50,000 payment in December 1993 and will receive a $50,000 payment in December 1994. Upon his retirement, he will receive retirement benefits under the Pension Plan and the SRP. At retirement, the company will provide Mr. Stuard with health insurance for which the company will pay premiums until he reaches age 65. Mr. Harris has entered into an employment agreement with the company pursuant to which he will remain an employee of the company for one year beginning January 13, 1994, during which he will continue to receive his base salary and existing benefits.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Upon the recommendation of the audit and finance committee, the board of directors has reappointed Deloitte & Touche as independent auditors for 1994 and is requesting ratification by the shareholders. Deloitte & Touche has audited the consolidated financial statements since 1967.

    Services performed by Deloitte & Touche for the 1993 fiscal year included, among others, the audit of annual financial statements and consultations concerning various tax and accounting matters. Representatives of Deloitte & Touche will attend the meeting, have the opportunity to make a statement if they so desire, and be available to answer questions.

    Ratification of the appointment of independent auditors requires the affirmative vote by the holders of a majority of the stock having voting power present at the meeting. The board of directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche.

SHAREHOLDER PROPOSALS

    Any proposals of shareholders intended to be presented at the 1995 annual meeting must be received not later than November 18, 1994, to be considered for inclusion in the proxy statement and form of proxy relating to the meeting. No shareholder proposals were received for inclusion in this proxy statement.

OTHER BUSINESS

    The board of directors knows of no business which will be presented for action at the meeting other than that described in the notice of annual meeting. If other matters come before the meeting, the proxies will be voted according to the judgment of the persons named on the proxy card.

    It  is  important  that  the   proxies  be  returned  promptly.   Therefore,
shareholders who do not expect to attend the annual meeting in person are requested to complete and return the proxy card as soon as possible.

                                           By Order of the Board of Directors
                                           DAVID R. ALMOND
                                           SENIOR VICE PRESIDENT
                                           GENERAL COUNSEL AND SECRETARY

                                    P R O X Y

                            FLEMING COMPANIES, INC.--
                         ANNUAL MEETING OF SHAREHOLDERS

Dean Werries, Robert E. Stauth or David R. Almond is hereby constituted the proxy of the undersigned with full power of substitution to represent and vote all shares of stock of the undersigned at the annual meeting of shareholders of Fleming Companies, Inc., or any adjournment thereof, to be held April 27, 1994, at 10:00 a.m.

I.        Election of Directors

                                                  Withhold authority to
          For all nominees                        vote for all nominees
 /__/     listed below                  /__/      listed below

          R. Randolph Devening, Carol B. Hallett, Lawrence M. Jones (for three-year terms), Robert E. Stauth (for one-year term)

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

- ------------------------------------------

II.       Ratification of Deloitte & Touche as independent auditors for 1994.

/__/           FOR       /__/           AGAINST        /__/   ABSTAIN

III. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

          The shares represented by this proxy will be voted as specified, or if no direction is indicated, they will be voted FOR the election of the directors nominated by the board and FOR Items II and III. The board of directors recommends a vote FOR each of these items.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

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[LOGO]              SEE REVERSE SIDE FOR MATTERS TO BE VOTED ON

          I RESERVE THE RIGHT TO REVOKE THIS PROXY AT ANY TIME BEFORE THE EXERCISE THEREOF.

                                        __________________________
                                                Signature

                                        _____________________, 1994

                                        __________________________
                                        Please sign exactly as name
                                        appears below, indicating
                                        official position or
                                        representative capacity.



                    FOR JOINT ACCOUNTS EACH OWNER SHOULD SIGN




           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS